                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                        [X]
Filed by a Party other than the Registrant: [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                       CAPITAL SENIOR LIVING CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       CAPITAL SENIOR LIVING CORPORATION
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2)        Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11:

        4)        Proposed maximum aggregate value of transaction:

        5)        Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)        Amount Previously Paid:

        2)        Form, Schedule or Registration Statement No.:

        3)        Filing Party:

        4)        Date Filed:

                       CAPITAL SENIOR LIVING CORPORATION
                              14160 DALLAS PARKWAY
                                   SUITE 300
                              DALLAS, TEXAS 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999


To the Stockholders of Capital Senior Living Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Capital Senior Living Corporation, a Delaware corporation (the "Company"), will be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York, on the 20th day of May, 1999, at 10:00 a.m. (local time) for the following purposes:

                  1. To elect two (2) directors of the Company to hold office until the annual meeting of stockholders to be held in 2002 or until their respective successors are duly elected and qualified;

                  2. To approve the amendment to the Capital Senior Living Corporation 1997 Omnibus Stock and Incentive Plan to increase the number of shares issuable thereunder from 1,565,000 to 2,000,000;

                  3. To amend the Company's Amended and Restated Certificate of Incorporation to increase the maximum size of the Company's Board of Directors from nine (9) to fifteen (15);

                  4. To ratify the Board of Directors' appointment of Ernst & Young LLP, independent accountants, as the Company's independent auditors for the year ending December 31, 1999; and

                  5. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

         The Board of Directors has fixed the close of business on March 25, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the Annual Meeting.

         You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     JAMES A. STROUD
                                     SECRETARY


April 20, 1999
Dallas, Texas

                       CAPITAL SENIOR LIVING CORPORATION
                              14160 DALLAS PARKWAY
                                   SUITE 300
                              DALLAS, TEXAS 75240

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1999

                          ---------------------------

                         SOLICITATION AND REVOCABILITY
                                   OF PROXIES



         The accompanying proxy is solicited by the Board of Directors on behalf of Capital Senior Living Corporation, a Delaware corporation (the "Company"), to be voted at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 20, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH ON THE ACCOMPANYING NOTICE.

         The executive offices of the Company are located at, and the mailing address of the Company is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240.

         Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

         This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about April 20, 1999. The Company's Annual Report to Stockholders covering the Company's fiscal year ended December 31, 1998, mailed to the Company's stockholders on or about April 12, 1999, does not form any part of the materials for solicitation of proxies.

         Any stockholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to David R. Brickman, General Counsel, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.

         In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact.
Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of common stock, par value $0.01 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

         The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of the Company's Common Stock, and other costs of solicitation, are to be borne by the Company.

                                QUORUM AND VOTING

         The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 25, 1999 (the "Record Date"). On the Record Date, there were 19,717,347 shares of Common Stock issued and outstanding.

         Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting and neither the Company's
Amended and Restated Certificate of Incorporation nor its Amended and Restated Bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is required for the election of directors; the affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required (i) to approve the amendment to the Capital Senior Living Corporation 1997 Omnibus Stock and Incentive Plan (the "1997 Stock Incentive Plan" or the "Plan") to increase the number of shares issuable thereunder from 1,565,000 to 2,000,000, and (ii) to ratify the appointment of the independent auditors; and the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding Common Stock is required to amend the Company's Amended and Restated Certificate of Incorporation to increase the maximum size of the Company's Board of Directors from nine (9) to fifteen (15).

         An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted as voting for purposes of determining whether a proposal has received the necessary number of votes for approval of the proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

         The Company believes that under the rules of the New York Stock Exchange, brokers who hold shares in "street name" on behalf of their customers will have discretion, in the absence of voting instructions from the customer, to vote such shares concerning all proposals.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 15, 1999, by: (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock; (ii) each director of the Company; (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240.



                                                                            SHARES BENEFICIALLY
                                                                                 OWNED(1)(2)
                                                                       ------------------------------
NAME OF BENEFICIAL OWNER                                                   NUMBER           PERCENT
                                                                       ---------------   ------------

Jeffrey L. Beck ......................................................    4,490,673(3)          22.7%
James A. Stroud ......................................................    4,490,674(4)          22.7%
J.&W. Seligman & Co. Incorporated ....................................    1,376,161(5)           7.0%
William C. Morris ....................................................    1,060,650(5)           5.4%
CRA Real Estate Securities, L.P. .....................................    1,114,400(6)           5.7%
Lawrence A. Cohen ....................................................      468,000(7)           2.4%
Keith N. Johannessen .................................................       22,000(8)             *
Rob L. Goodpaster ....................................................          250(9)             *
Dr. Gordon I. Goldstein ..............................................        8,000(10)            *
J. Frank Miller, III .................................................       15,000(11)            *
James A. Moore .......................................................        7,800(12)            *
Dr. Victor W. Nee ....................................................        5,000(13)            *
All directors and executive officers as a group (14 persons) .........    9,568,897(14)         48.1%


-----------------
*  Less than one percent.

(1) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 19,717,347 shares of Common Stock issued and outstanding on March 15, 1999. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3) Consists of 4,458,673 shares held by Mr. Beck directly and 32,000 shares which Mr. Beck may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(4) Consists of 55,000 shares held by Mr. Stroud directly, 4,403,674 shares held in trust over which Mr. Stroud has voting and dispositive power and 32,000 shares which Mr. Stroud may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(5) According to Schedule 13G, filed February 9, 1999. The address of J.&W. Seligman & Co. Incorporated ("Seligman") and William C. Morris is 100 Park Avenue, New York, New York 10017. Seligman is an investment advisor in which Mr. Morris owns the majority of the outstanding voting securities. Accordingly, the shares reported herein by Mr. Morris include those shares separately reported by Seligman.

(6) According to Schedule 13G, filed March 6, 1998. The address of CRA Real Estate Securities, L.P. is 259 Radnor-Chester Road, Suite 205, Radnor, Pennsylvania 19087.

(7) Consists of 450,000 shares held by Mr. Cohen directly and 18,000 shares which Mr. Cohen may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(8) Consists of 22,000 shares which Mr. Johannessen may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(9) Consists of 250 shares held by Mr. Goodpaster directly and 16,000 shares which Mr. Goodpaster may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(10) Consists of 5,000 shares held by Roslyn S. Goldstein, the spouse of Dr. Goldstein, and 3,000 shares which Dr. Goldstein may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(11) Consists of 12,000 shares held by a family limited partnership of which Mr. Miller is the general partner and 3,000 shares which Mr. Miller may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(12) Consists of 4,800 shares held by Mr. Moore directly and 3,000 shares which Mr. Moore may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(13) Consists of 1,000 shares held by Dr. Nee directly, 1,000 shares held by Mimi Nee, the spouse of Dr. Nee and 3,000 shares which Dr. Nee may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

(14) Includes 500 shares held directly or indirectly by executive officers not individually set forth above and 48,000 shares which such officers, collectively, may acquire upon the exercise of options immediately or within 60 days after March 15, 1999.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)


NOMINEES AND CONTINUING DIRECTORS

         Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the annual meeting of stockholders to be held in 2002 and until his successor is duly elected and qualified or until his earlier resignation or removal. Each of the nominees is presently a director of the Company.



                                                                                                       DIRECTOR'S
                 NAME                         AGE           POSITION(S) WITH THE COMPANY              TERM EXPIRES
                 ----                         ---           ----------------------------              ------------
NOMINEES:

   Lawrence A. Cohen.......................    45     Vice Chairman of the Board and acting               2002
                                                      Chief Executive Officer and Chief
                                                      Financial Officer of the Company

   J. Frank Miller, III....................    47     Director                                            2002

CONTINUING DIRECTORS:

   Jeffrey L. Beck.........................    53     Co-Chairman of the Board                            2000

   James A. Stroud.........................    48     Co-Chairman of the Board and                        2000
                                                      Chairman, Chief Operating Officer and
                                                      Secretary of the Company

   Dr. Gordon I. Goldstein.................    62     Director                                            2000

   James A. Moore..........................    64     Director                                            2001

   Dr. Victor W. Nee.......................    63     Director                                            2001

         JEFFREY L. BECK has served as a director and Chief Executive Officer of the Company and its predecessors since January 1986. He currently serves as Co-Chairman of the Company. Mr. Beck also serves on the boards of various educational, religious and charitable organizations and in varying capacities with several trade associations. Mr. Beck served as Vice Chairman of the American Seniors Housing Association from 1992 to 1994, and as Chairman from 1994 to 1996, and remains a member of its Executive Board, and is a council member of the Urban Land Institute. Mr. Beck is Chairman of the Board of Directors of United Texas Bank of Dallas. Mr. Beck has recently taken a leave of absence to attend to the needs of a seriously ill family member.

         JAMES A. STROUD has served as a director and Chief Operating Officer of the Company and its predecessors since January 1986. He currently serves as Co-Chairman of the Board and Chairman, Chief Operating Officer and Secretary of the Company. Mr. Stroud also serves on the boards of various educational and charitable organizations, and in varying capacities with several trade organizations, including as a member of the Founder's Council and Board of Directors of the Assisted Living Federation of America, and as President, and as a member of the Board of Directors of the National Association For Senior Living Industry Executives. Mr. Stroud also serves as an Advisory Group member to the National Investment Conference. Mr. Stroud was a Founder of the Texas Assisted Living Association and serves as a member of its Board of Directors. Mr. Stroud has earned a Masters in Law, is a licensed attorney and is also a Certified Public Accountant.

         Mr. Stroud experienced personal difficulties in 1993 surrounding a prolonged terminal illness of his daughter. In 1994, Mr. Stroud pled guilty to felony charges of driving while intoxicated, and was sentenced to, among other obligations, five years probation and after care obligations, and as a result, a probated sentence in 1992 of convictions of driving while intoxicated charges was extended. If Mr. Stroud were to be convicted of similar charges in the future, the risk exists that he would be unable to continue his employment with the Company. The Board of Directors has concluded that these matters do not adversely affect his fitness to serve as an officer or director of the Company.

         LAWRENCE A. COHEN has served as a director and Vice Chairman and Chief Financial Officer of the Company since November 1996. During Mr. Beck's absence, Mr. Cohen is acting as Chief Executive Officer. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated, which controlled a real estate portfolio having a cost basis of approximately $3.0 billion, including senior living facilities of approximately $110.0 million. Mr. Cohen serves as a member of the Corporate Finance Committee of the NASD Regulation, Inc., and was a founding member of the executive committee of the Board of the American Seniors Housing Association. Mr. Cohen has earned a Masters in Law, is a licensed attorney and is also a Certified Public Accountant. Mr. Cohen has had positions with businesses involved in senior living for 14 years.

         DR. GORDON I. GOLDSTEIN was an attending anesthesiologist at Presbyterian Hospital in Dallas, Texas from 1967 through 1998 and at the Surgery Center Southwest since 1990. He is currently emeritus staff at Presbyterian Hospital of Dallas. He is board certified by the American Board of Anesthesiology and has been a Fellow of the American College of Anesthesiology since 1966. Dr. Goldstein has published Diagnosis and Treatment of Reactions of Chymopapain and Successful Treatment of Cafe Coronary. Dr. Goldstein received his undergraduate degree in biology and chemistry from East Tennessee State University, his M.D. from the University of Tennessee Medical School and has served in the medical profession in the northeast and currently in the southwest. Dr. Goldstein served as the Chairman of the Department of Anesthesiology at Presbyterian Hospital in Dallas, Texas from 1994 to 1997. He is currently managing director of GF Holdings.

         J. FRANK MILLER, III, is currently the President and Chief Executive Officer of JPI, one of the largest multi-family developers in the United States. Mr. Miller has served in this capacity from 1989 to the present. Mr. Miller has over 20 years of experience in real estate investment management and development. As managing partner and president of JPI, he is responsible for the ongoing operations of JPI's acquisitions, development, construction and management activities and establishes and maintains JPI's financial relationship. Mr. Miller was recognized as Builder of the Year for 1997 by Multifamily Executive Magazine. Prior to joining JPI, Mr. Miller was President of Southland Financial Corporation.

         JAMES A. MOORE is currently President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services, and marketing and strategic consulting in the senior living industry. Mr. Moore has over 35 years of industry experience and has conducted over 1,600 senior living consulting engagements in approximately 475 markets, in 46 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisting Living--Pure & Simple Development and Operating Strategies and Assisted Living 2000, which are required assisted living certification course material for the American College of Health Care Administrators. Mr. Moore is the immediate past president of The National Association for Senior Living Industry Executives and is the current chairman of The National Foundation for Retirement Living.

         DR. VICTOR W. NEE, has been a Professor in the Department of Aerospace and Mechanical Engineering at the University of Notre Dame since 1965. In addition to his professorial duties, Dr. Nee served as Director of the Advanced Technology Center at the University of Massachusetts, Dartmouth from 1993 to 1995, and as Director of the Advanced Engineering Research Laboratory at the University of Notre Dame from 1991 to 1993. Dr. Nee received a Bachelors of Science from the National Taiwan University in Civil Engineering and a Ph.D. in Fluid Mechanics from The Johns Hopkins University. Dr. Nee holds international positions as an advisor to governmental, educational and industrial organizations in China.

         The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

         There are no family relationships among any of the directors, director nominees or executive officers of the Company.



         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A
                                    DIRECTOR.


COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors currently has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Executive Committee is comprised of Messrs. Beck, Stroud and Cohen. The Compensation Committee is comprised of Messrs. Goldstein, Moore and Nee. The Audit Committee is comprised of Messrs. Goldstein, Miller and Moore. The Executive Committee has been delegated all of the powers of the Board of Directors to the extent permitted under the Delaware General Corporation Law, other than those powers delegated to other committees of the Board of Directors. The Executive Committee held no meetings during 1998. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1997 Stock Incentive Plan. The Compensation Committee held two (2) meetings during 1998. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held three (3) meetings during 1998. The Board of Directors does not have a standing Nominating Committee.

         The Board of Directors held eight (8) meetings during 1998. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

DIRECTOR COMPENSATION

         Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Non-employee directors are entitled to an annual retainer of $7,000 payable, in arrears, on the date of each annual meeting of stockholders. Non-employee directors are also entitled to a fee of $500 for each Board meeting attended by such director, and $200 for each committee meeting attended by such director that is not on the same day as a meeting of the Board of Directors. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings. In addition, non-employee directors receive options to purchase shares of Common Stock in accordance with the provisions of the 1997 Stock Incentive Plan.

EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning the compensation paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose salary exceeded $100,000 for services rendered in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. All of the executive officers named below are referred to herein as the "named executive officers."

                           SUMMARY COMPENSATION TABLE




                                                                              ANNUAL                              LONG-TERM
                                                                         COMPENSATION(1)                         COMPENSATION
                                                           --------------------------------------------      --------------------
                                                                                           OTHER ANNUAL      OPTIONS/   ALL OTHER
    NAME AND PRINCIPAL POSITIONS                YEAR       SALARY            BONUS         COMPENSATION       SARS   COMPENSATION
    ----------------------------                ----       ------            -----         ------------       ----   ------------

Jeffrey L. Beck ............................    1998    $  175,000(3)             --             --            --            --
   Co-Chairman and Chief Executive .........    1997       175,000(3)    $ 1,356,450(3)          --            --            --
   Officer(2) ..............................    1996       175,000(3)      1,483,300(3)          --            --            --

James A. Stroud ............................    1998    $  175,000(3)             --             --            --            --
   Co-Chairman, Chief Operating ............    1997       175,000(3)    $ 1,356,450(3)          --            --            --
   Officer and Secretary(2) ................    1996       175,000(3)      1,483,300(3)          --            --            --

Lawrence A. Cohen ..........................    1998    $  250,000(4)    $    62,500(4)          --            --            --
   Vice Chairman and Chief Financial .......    1997       250,000(4)         62,500(4)          --            --            --
   Officer(2) ..............................    1996        41,667(5)         10,417(5)          --            --            --

Keith N. Johannessen .......................    1998    $  151,000       $    25,000             --            --            --
   President ...............................    1997       141,667                --             --            --            --
                                                1996       128,750            20,000             --            --            --

Rob L. Goodpaster ..........................    1998    $  100,667       $    10,000             --            --            --
   Vice President-- National Marketing .....    1997        95,833                --             --            --            --
                                                1996        87,500             4,750             --            --            --

------------------

(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer.

(2) After December 31, 1998, Mr. Beck announced that, effective March 23, 1999, he would be taking a leave of absence to attend to the needs of a seriously ill family member. During Mr. Beck's leave of absence, Mr. Stroud is acting as the Chairman of the Company and Mr. Cohen is acting as the Chief Executive Officer of the Company.

(3) Following the consummation of the Company's initial public offering on November 5, 1997 (the "Offering"), the annual salaries of Messrs. Beck and Stroud were set at $175,000 each, subject to annual adjustments and bonuses as approved by the Compensation Committee. Bonus distributions in 1997 and 1996 were paid based in part on Federal income tax regulations relating to distributions of closely held corporations and S corporations that do not apply to the Company after the Offering. See "-- Employment Agreements."

(4) The Company has entered into an Employment Agreement with Mr. Cohen to be the chief financial officer of the Company. Pursuant to the terms of such agreement, Mr. Cohen's annual salary will be $250,000 plus a minimum annual bonus of 25% of Mr. Cohen's base salary. See "--Employment Agreements."

(5) Represents amounts earned by Mr. Cohen for two months that he was employed by the Company in 1996.

GRANTS OF OPTIONS

         There were no options granted to the Named Executive Officers during 1998.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1998 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1998.

         None of the Named Executive Officers exercised Stock Options/SARs during 1998. The following table describes for each of the Named Executive Officers the potential realizable values for their options at December 31, 1998:


                     OPTION/SAR VALUES AT DECEMBER 31, 1998




                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                  OPTIONS/SARS AT             OPTIONS/SARS AT
                                                 FISCAL YEAR END(#)         FISCAL YEAR END(1)
                                             -------------------------  -------------------------
NAME                                         EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                                         -------------------------  -------------------------

JEFFREY L. BECK                                     32,000/48,000         $   14,080/$21,120

JAMES A. STROUD                                     32,000/48,000             14,080/21,120

LAWRENCE A. COHEN                                   18,000/27,000              7,920/11,880

KEITH N. JOHANNESSEN                                22,000/33,000              9,680/14,520

ROB L. GOODPASTER                                   16,000/24,000              7,040/10,560

---------

(1) ALL OF THE OPTIONS REFLECTED BELOW WERE GRANTED AT AN EXERCISE PRICE OF $13.50. THE CLOSING PRICE PER SHARE OF THE COMPANY'S COMMON STOCK ON DECEMBER 31, 1998 WAS $13.94.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of its named executive officers. Messrs. Beck and Stroud entered into employment agreements with the Company in May 1997; Mr. Cohen and Mr. Johannessen entered into employment agreements with the Company in November 1996 and Mr. Goodpaster entered into an employment agreement with the Company in December 1996. Messrs. Beck and Stroud's employment agreements contain terms that renew annually for successive four-year periods, and the compensation thereunder consists of a minimum base salary of $175,000 and a bonus that may be given at the option of the Compensation Committee, in an amount that is at the Compensation Committee's discretion. Mr. Cohen's employment agreement is for a term of three years, and the compensation thereunder consists of a minimum annual base salary of $250,000 and a minimum annual bonus of 25% of Mr. Cohen's base salary. Mr. Johannessen's employment agreement is for a term of three years and automatically extends for a one-year term on a consecutive basis, and the compensation thereunder consists of an annual base salary of $156,000 and $140,000 for 1998 and 1997, respectively. Mr. Goodpaster's employment agreement is for a term of two years and automatically extends for a two-year term on a consecutive basis, and the compensation thereunder consists of an annual base salary of $100,667 and $95,833 for 1998 and 1997, respectively. Annual bonus awards are determined by the Board of Directors or the Compensation Committee. Included in each employment agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of one year thereafter (two years in the case of Mr. Cohen).

         Messrs. Beck and Stroud's employment agreements also provide that if they are terminated by the Company, other than for cause or for reasons of death or disability or if they voluntarily resign for good reason, then the Company will pay their base salary plus their minimum annual bonus for the balance of the term of the agreement, but not less than two years (base salary plus minimum annual bonus for three years if the termination is due to a Fundamental Change, as defined therein). Mr. Cohen's employment agreement provides that if Mr. Cohen is terminated by the Company other than for cause or for reasons of death or disability or Mr. Cohen voluntarily resigns for good reason, then the Company will pay to Mr. Cohen his base salary plus his minimum annual bonus for the balance of the term of his employment agreement, but not less than one year (base salary plus minimum annual bonus for two years if the termination is due to a Fundamental Change, defined as a merger, consolidation or any sale of all or substantially all of the assets of the Company that requires the consent or vote of the holders of common stock where the Company is not the survivor or in control). Messrs. Johannessen and Goodpaster's employment agreements provide that if the employee is terminated by the Company, other than for cause or for reasons of death or disability or the employee voluntarily resigns for good reason, then the Company will pay the employee his base salary for the balance of the term of the employment agreement, but in any event not to exceed two years, and not less than one year from the date of notice of the termination.

         Mr. Beck and Mr. Stroud's employment agreements also contain provisions that allow them, in the event of their termination without cause, to require the Company to register under the Securities Act and the right to include in a Company initiated registration statement the shares of Common Stock that are owned by them on the date of their termination plus all shares of Common Stock that they may acquire after their termination pursuant to the exercise of options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, and to review any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee. In 1998, the Compensation Committee consisted of Drs. Goldstein and Nee and Mr. Moore.

         The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing stockholder value and ensuring the competitiveness of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions. The Compensation Committee is also mindful, however, of the fact that several of the Company's executive officers have entered into employment agreements in connection with their agreements to join the Company; accordingly, with respect to those executive officers, the Compensation Committee recognizes that, to a large degree, compensation for such persons is set by contract.

         In general, the Compensation Committee has determined that the available forms of executive compensation should include base salary, cash bonus awards and stock options. Performance of the Company will be a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The

Company's compensation philosophy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation philosophy also will give consideration to the Company's achievement of specified business objectives when determining executive officer compensation. The Compensation Committee will endeavor to compensate the Company's executive officers based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

         An additional objective of the Compensation Committee in determining compensation is to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill stockholder considerations and values in the actions of all the employees and executive officers. In making its determinations, some consideration will be given by the Compensation Committee to the number of options already held by such persons and the existing amount of Common Stock already owed by such persons. The Compensation Committee believes that the award of options represents an effective incentive to create value for the stockholders. The options granted at the time of the Offering in October 1997 were for services rendered in 1997 and for services to be rendered in 1998. Additional grants have been authorized for key existing and new employees in 1999.

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will consider the net cost to the Company in making all compensation decisions.

                             COMPENSATION COMMITTEE

                             Dr. Gordon I. Goldstein
                                 James A. Moore
                                Dr. Victor W. Nee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the registrant.

                            COMPARATIVE TOTAL RETURNS

         The following Performance Graph shows the changes over the period from the date of the Company's initial public offering on October 31, 1997 to December 31, 1998 in the value of $100 invested in: (1) the Company's Common Stock; (2) the Standard & Poor's Broad Market Index (the "S&P 500"); (3) the common stock of the Old Peer Group (as defined below) of companies, whose returns represent the arithmetic average for such companies; and (4) the common stock of the New Peer Group (as defined below) of companies, whose returns represent the arithmetic average for such companies. The values with each investment as of the beginning of each year are based on share price appreciation and the reinvestment with dividends on the respective ex-dividend dates. The change in the Company's performance for the year ended December 31, 1998, results from the price of the Company's Common Stock increasing from $10.44 per share at December 31,1997 to $13.94 per share at December 31, 1998.

                                    [GRAPH]


         The Old Peer Group consisted of the following companies: American Retirement Corp.; Assisted Living Concepts, Inc.; Atria Communities, Inc.; Carematrix Corp.; and Sunrise Assisted Living, Inc.

         In mid-1998, the principal executive officers of the Company, after reviewing the publicly filed documents of the companies in the Old Peer Group, determined that the companies listed in the Old Peer Group did not match the Company in terms of market capitalization and market niche. The principal executive officers of the Company have determined that the following companies (the "New Peer Group") more closely resemble the Company: Alternative Living Services, Inc.; American Retirement Corp.; Brookdale Living Communities, Inc.; Carematrix Corp.; and Sunrise Assisted Living, Inc.

         The preceding graph assumes $100 invested on October 31, 1997 in the Common Stock of the Company, the S&P 500, the Old Peer Group and the New Peer Group and was plotted using the following data:


                                                        31 OCT 97          31 DEC 97          31 DEC 98
                                                        ---------          ---------          ---------

Capital Senior Living Corporation                         $ 100              $  77              $ 103
S&P 500                                                   $ 100              $ 106              $ 137
Old Peer Group                                            $ 100              $ 108              $ 111
New Peer Group                                            $ 100              $ 112              $ 124



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ILM MANAGEMENT CONTRACTS

         The Company is a party to two separate property management agreements (the "ILM Management Agreements") with ILM I Lease Corporation and ILM II Lease Corporation, two finite-life corporations formed by ILM Senior Living, Inc. and ILM II Senior Living, Inc. (collectively, "ILM") that operate 13 senior living communities. The ILM Management Agreements commenced on July 29, 1996 and expire on December 31, 1999 and December 31, 2000, respectively, subject to extension under certain circumstances, but not beyond July 29, 2001. The Company earned a total of $980,159 and $969,068 and $854,948 and $734,755, respectively, under the two ILM Management Agreements for the fiscal years ended December 31, 1998 and 1997.

         On February 7, 1999, the Company entered into a separate Agreement and Plan of Merger with each of ILM Senior Living, Inc. and ILM II Senior Living, Inc. If both mergers are consummated, the Company will own the 13 ILM senior living communities and will terminate the ILM Management Agreements.

TRIAD DEVELOPMENT AND MANAGEMENT AGREEMENTS

         On September 16, 1997, the Company and Tri Point Communities, L.P. ("Tri Point"), a limited partnership owned by the Company's founders, Jeffrey
L. Beck and James A. Stroud and their affiliates, entered into a Development and Turnkey Services Agreement (the "Tri Point Agreement") in connection with the development and management of Waterford communities by the Company for Tri Point.

         Effective April 1, 1998, Tri Point was reorganized and the interests of Messrs. Beck and Stroud were sold at their cost to Triad Senior Living, Inc. and its affiliates, which are unrelated third parties. Tri Point was renamed Triad Senior Living I, L.P. ("Triad I"). The new general partner of Triad I, owning 1%, is Triad Senior Living, Inc. The limited partners are Blake N. Fail (principal owner of Triad Senior Living, Inc.), owning 80%, and the Company, owning 19%. The Company and Triad I have entered into development agreements and management agreements for each of the communities owned or to be owned by Triad I.

         During 1998, the Company agreed to loan Triad I up to $10,000,000. The principal is due March 12, 2003. The first draw under this loan facility was made on March 12, 1998. Interest is due quarterly at 8% per annum. This loan may be prepaid without penalty. At December 31, 1998, approximately $9,636,000 had been advanced to Triad I under this loan facility.

         Effective September 24, 1998, the Company and Triad Senior Living II, L.P. ("Triad II"), a limited partnership, entered into a Development and Turnkey Services Agreement in connection with the development and management of the Company's planned new Waterford communities where Triad II would own and finance the construction of the new communities. Triad II was organized on September 23, 1998. The general partner of Triad II, owning 1%, is Triad Partners II, Inc. The limited partners are Triad Partners II, Inc., owning 80%, and the Company, owning 19%. The Company and Triad II have entered into development agreements and management agreements for each of the communities owned or to be owned by Triad II.

         During the third quarter of 1998, the Company agreed to loan Triad II up to $7,000,000. On January 15, 1999, the loan amount was amended to up to $10,000,000. The principal is due September 25, 2003. The first draw under this loan facility was made on September 25, 1998. Interest is due quarterly at 10.5% per annum. This loan may be prepaid without penalty. At December 31, 1998, approximately $932,000 had been advanced to Triad II under this loan facility.

         Effective November 10, 1998, the Company and Triad Senior Living III, L.P. ("Triad III"), a limited partnership, entered into a Development and Turnkey Services Agreement in connection with the development and management of the Company's planned new Waterford communities where Triad III would own and finance the construction of the new communities. Triad III was organized on November 10, 1998. The general partner of Triad III, owning 1%, is Triad Partners III, Inc. The limited partners are Triad Partners III, Inc., owning 80%, and the Company, owning 19%. The Company and Triad III have entered into development agreements and management agreements for each of the communities owned or to be owned by Triad III.

         During the fourth quarter of 1998, the Company agreed to loan Triad III up to $10,000,000. The principal is due February 8, 2004. Interest is due quarterly at 10.5% per annum. This loan may be prepaid without penalty. At December 31, 1998, no monies have been advanced to Triad III under this loan facility.

         Effective December 30, 1998, the Company and Triad Senior Living IV, L.P. ("Triad IV"), a limited partnership, entered into a Development and Turnkey Services Agreement in connection with the development and management of the Company's planned new Waterford communities where Triad IV would own and finance the construction of the new communities. Triad IV was organized on December 22, 1998. The general partner of Triad IV, owning 1%, is Triad Partners IV, Inc. The limited partners are Triad Partners IV, Inc., owning 80%, and the Company, owning 19%. The Company and Triad IV have entered into development agreements and management agreements for each of the communities owned or to be owned by Triad IV.

         During the fourth quarter of 1998, the Company agreed to loan Triad IV up to $10,000,000. The principal is due December 30, 2003. The first draw under this loan facility was made on December 30, 1998. Interest is due quarterly at 10.5% per annum. This loan may be prepaid without penalty. At December 31, 1998, approximately $1,160,000 had been advanced to Triad IV under this loan facility.

         The development agreements between each Triad entity referenced above and the Company provide for a development fee of 4%, plus reimbursements for expenses and overhead not to exceed 4%. Each Triad entity has entered into management agreements with the Company providing for management fees to the Company in an amount equal to the greater of 5% of gross revenues or $5,000 per month per community, plus overhead reimbursements not to exceed 1% of gross revenues. Under each Triad partnership agreement, the Company has an option to purchase the partnership interests of the non-Company partners for an amount equal to the amount such party paid for its interest, plus noncompounded interest of 12% per annum. Each property management agreement also provides to the Company, during the term of such management agreement, an option to purchase the communities developed by the applicable Triad entity upon their completion for an amount equal to the fair market value (based on a third party appraisal but not less than hard and soft costs and lease-up costs). The Company has made no determination as to whether it will exercise its purchase options. The Company will evaluate the possible exercise of each purchase option based upon the business and financial factors which may exist at the time those options may be exercised.

TRANSACTION INVOLVING NHP

         On September 30, 1998, NHP Retirement Housing Partners I Limited Partnership ("NHP") sold four of its five senior living communities to the Company for cash consideration of $40,650,000. The senior living communities sold to the Company are The Atrium of Carmichael in Carmichael, California; Crosswoods Oaks in Citrus Height, California; The Heatherwood in Southfield, Michigan; and The Veranda Club in Boca Raton, Florida. Capital Senior Living, Inc., ("CSL"), a subsidiary of the Company, has operated these communities under a long-term management contract since 1992. The purchase price for the properties was determined by independent appraisal. Personnel working at the property sites and certain home office personnel who perform services for NHP are employees of CSL. NHP reimburses CSL for the salaries, related benefits, and overhead reimbursements of such personnel. Capital Realty Group Brokerage, Inc., a company wholly owned by Messrs. Jeffrey L. Beck and James A. Stroud, the Chief Executive and Chief Operating Officers of the Company, respectively, and the former owners of the general partner of NHP, received a brokerage fee of approximately $1,219,500 related to this transaction, which was paid by NHP.

OTHER PRIOR TRANSACTIONS INVOLVING RELATED PARTIES

         Background

         The Company was incorporated in October 1996 in the state of Delaware in anticipation of a public offering. On November 5, 1997, the Company closed its initial public offering (the "Offering"). Simultaneously with the consummation of the Offering, the Company, the Company's founders Messrs. Beck and Stroud, Mr. Cohen, Vice Chairman and Chief Financial Officer of the Company, and affiliates of Messrs. Beck and Stroud completed a series of transactions (collectively, the "Formation Transactions") that resulted in the reorganization of the Company (the "Formation").

         As part of the Formation Transactions, Messrs. Beck and Stroud contributed all of the capital stock of Capital Senior Living, Inc., Capital Senior Management 1, Inc., Capital Senior Management 2, Inc., Capital Senior Development, Inc., and, with Mr. Cohen, of Quality Home Care, Inc. (the "Contributed Entities") to the Company in exchange for the issuance of 7,687,347 shares of common stock and the issuance of separate notes to Messrs. Beck, Stroud (and an affiliate of Stroud) and Cohen in the aggregate principal amount of $18,076,380 (collectively, the "Formation Note"). The Formation Note was repaid from net proceeds of the Offering.

         Also as part of the Formation Transactions, the Company purchased substantially all of the assets (the "Acquired Assets"), other than working capital items, of Capital Senior Living Communities, L.P., a Delaware limited partnership ("CSLC"), for the assumption of approximately of $70.8 million of debt plus cash equal to $5.8 million (the "Asset Acquisition"). The Acquired Assets of CSLC are: (i) four senior living communities; (ii) approximately 56% of the limited partner interests in HealthCare Properties, L.P., a Delaware limited partnership ("HCP"); and (iii) approximately 31% of the aggregate principal amount of certain notes (the "NHP Notes") issued by NHP and approximately 3% of the outstanding limited partnership interests of NHP. The primary assets of HCP consist of: (i) approximately $9.9 million in cash and cash equivalents as of the Offering; (ii) four physical rehabilitation facilities; and (iii) four skilled nursing communities. The outstanding principal amount of all of the NHP Notes as of the Offering was $42.7 million. The NHP Notes accrue interest at a rate of 13% per annum, currently pay cash interest at a rate of 7% per annum, are secured by substantially all of the assets of NHP, and mature on December 31, 2001. The primary assets of NHP consist of five senior living communities. Messrs. Beck and Stroud control approximately 66% of the limited partnership interests in CSLC. The purchase price paid for the Acquired Assets was determined as follows: (i) CSLC's communities, other than construction in process, were valued based on the appraised value of the communities; (ii) CSLC's investment in HCP was valued based on the appraised value of HCP's communities, adjusted for working capital items and other assets and liabilities that would be settled in cash, multiplied by the percentage of HCP owned by CSLC; (iii) CSLC's investment in the NHP Notes was valued based on discounting the amount of principal and interest payments to be made following the maturity date (December 31, 2001) of the NHP Notes (assuming a six month lag between maturity and full repayment); and (iv) CSLC's investment in the NHP limited partnership interests was valued at its historical cost basis which approximates fair value. The appraised values for the communities were determined by third party appraisals.

         Project and Partnership Management

         Capital Senior Living, Inc. ("CSL") (one of the Contributed Entities) has provided community management services to CSLC, HCP and NHP pursuant to separate management agreements and was paid management fees pursuant to the terms of the management agreements. The management agreements provide for reimbursement of all expenses of managing the communities owned by these entities, including salaries of on-site managers and out-of-pocket expenses of CSL, and provide for payment of a property management fee to CSL equal to 5% of the gross revenues of each project. For the periods ended December 31, 1998, 1997 and 1996, CSLC paid CSL $0, $853,577 and $987,104, respectively, in property management fees for managing the projects, and CSL was paid $6,369 in 1998, $327,802 in 1997 and $332,438 in 1996 for the reimbursement of expenses under the management agreements. For the periods ended December 31, 1998, 1997 and 1996, HCP paid CSL $315,000, $330,000 and $208,000, respectively, in property management fees for managing the projects, and paid $92,008 in 1998, $215,242 in 1997 and $256,000 in 1996 for reimbursable expenses under the management agreements. For the periods ended December 31, 1998, 1997 and 1996, NHP paid CSL $1,265,459, $1,432,813 and $1,351,527, respectively in management fees, dietary services fees and other operating expense reimbursements related to services provided to NHP, and paid $2,271,507 in 1998, $3,892,526 in 1997 and $3,816,530 in 1996 for reimbursable expenses, including reimbursements for salaries, related benefits and overhead reimbursements, under the management agreements.

         The general partner of CSLC is an affiliate of Messrs. Beck and Stroud. The general partner is not retaining a fee for serving as such. The general partners of HCP and NHP ceased to be affiliates of Messrs. Beck and Stroud on June 10, 1998, when they were sold to a third party. All property employees of each of CSLC, HCP and NHP (except with respect to the Amberleigh property in 1998) are paid by CSL, which in turn is reimbursed by the applicable partnership. Reimbursed gross payroll and health insurance premiums paid by CSLC in 1998, 1997 and 1996 were $43,120, $5,350,000 and $5,254,000, respectively. Reimbursed gross payroll and health insurance premiums paid by HCP in 1998, 1997 and 1996, were $3,157,299, $3,173,000 and $2,068,000, respectively. Reimbursed gross payroll and health insurance premiums paid by NHP in 1998, 1997 and 1996, were $2,252,793, $3,735,000 and $3,538,657, respectively.

         As part of the Formation Transactions, the Company received a ten-year option to purchase all of the capital stock of Senior Housing at fair market value (as determined by an independent appraisal). Pending such exercise, any fees received by Senior Housing from HCP or NHP will be assigned to the Company. This option was terminated on June 10, 1998 upon the sale of the stock of Senior Housing to an unrelated third party.

         Transactions with CSLC

         In connection with the extension of one of CSLC's mortgages, an affiliate of Messrs. Beck and Stroud received $40,453 in 1996 as a financing fee.

         In April 1996, an affiliate of Messrs. Beck and Stroud sold to CSLC $1,269,000 of limited partnership interests in HCP at the then current fair market value and recognized a $878,592 gain on such transaction.

         Upon the sale by CSLC of the two communities in November 1996, an affiliate of Messrs. Beck and Stroud received a $79,883 brokerage fee.

         On December 10, 1996, CSLC entered into contract with Capital Senior Development, Inc., an affiliate of Messrs. Beck and Stroud (one of the Contributed Entities), to construct a 97 unit expansion of the Cottonwood community, consisting of 49 units for independent living and 48 units for assisted living. The budgeted cost for the expansion is approximately $7,000,000. On November 3, 1997, this community was transferred to the Company in the Formation Transactions.

         Upon the sale by CSLC of four communities in November 1997, an affiliate of Messrs. Beck and Stroud received a $4,597,080 brokerage fee.

         Transactions with HCP

         HCP may pay to Senior Housing or its affiliates, for services rendered in connection with the sale of an HCP community, and shall be entitled to receive the lesser of the following: (i) 3% of the sale price of HCP's community or (ii) an amount not to exceed $50% of the standard real estate commission. The amount earned by Senior Housing in 1996 for the sale of an HCP community was $66,000. In October 1997, HCP paid Senior Housing a refinancing fee of $13,245.

         For property management services, Senior Housing or its affiliates are entitled to receive leasing and property management fees. Since most of HCP's communities have long-term, triple-net leases and others have independent fee management engagements for most services, CSL received 1% of the monthly gross rental or operating revenues, totaling approximately $38,000, $90,000 and $72,000 in 1998, 1997 and 1996, respectively.

         Asset management fees paid by HCP to CSL were approximately $543,000, $502,000 and $740,000 in 1998, 1997 and 1996, respectively.

         Formation Transactions

         In connection with the Formation Transactions, Messrs. Beck, Stroud (and his affiliate) and Mr. Cohen contributed the capital stock of the Contributed Entities to the Company and received in exchange shares of Common Stock and the issuance of the Formation Note, which was repaid upon completion of the Offering as set forth in the table below.


                                                            NUMBER OF SHARES                PROCEEDS FROM THE
NAME                                                       OF COMMON STOCK(1)                FORMATION NOTE
----                                                       ------------------               -----------------

Jeffery L. Beck...................................              3,843,673                     $  8,351,940

James A. Stroud...................................              3,843,674                     $  8,351,940

Lawrence A. Cohen.................................                  -                         $  1,372,500


-------------------

(1) See Notes to "Principal Stockholders and Stock Ownership of Management" for certain beneficial ownership information.

         The number of shares of Common Stock to be issued and the principal amount of the Formation Notes were established by Messrs. Beck and Stroud and the Company based upon independent appraisals of the value of the Acquired Assets and an assessment of the combined value of the Company after giving effect to the Formation Transactions by reference to the market value of comparable publicly-traded senior living companies. The shares of the Contributed Entities were issued to Messrs. Beck and Stroud for nominal consideration, totaling less than $50,000, in connection with the formation of the Contributed Entities.

         Also as part of the Formation Transactions, the Company purchased the Acquired Assets from CSLC for the assumption of the LBHI Loan, which was reduced promptly following the consummation of the Offering, and cash for the balance of the purchase price. A part of the assets acquired by the Company from CSLC (an affiliate of Messrs. Beck and Stroud) in the Formation Transactions consisted of limited partnership interests in HCP and NHP and the NHP Notes, which were acquired by CSLC since April 30, 1995. CSLC paid an aggregate of $9.9 million, $1,364 and $10.8 million, respectively, for the 56% of limited partnership interests in HCP, the 3% of limited partnership interests in NHP and the NHP Notes sold by CSLC to the Company in the Formation Transactions. Approximately $14.8 million, $1,364 and $18.5 million of the purchase price for the Acquired Assets has been allocated to the HCP and NHP limited partnership interests and the NHP Notes, respectively. The purchase price paid for the Acquired Assets was determined as follows: (i) CSLC's communities, other than construction in process, were valued based on the appraised value of such communities; (ii) CSLC's investment in HCP was valued based on the appraised value of HCP's communities, adjusted for working capital items and other assets and liabilities that would be settled in cash, multiplied by the percentage of HCP owned by CSLC; (iii) CSLC's investment in the NHP Notes was valued based on discounting the amount of principal and interest payments to be made following the maturity date (December 31, 2001) of the NHP Notes (assuming a six month lag between maturity and full repayment); and (iv) CSLC's investment in the NHP limited partnership interests was valued at its historical cost basis, which approximates fair value. The appraised values of the communities were determined by third party appraisals.

         Messrs. Beck and Stroud (through a trust) beneficially own approximately 66% of the limited partnership interests in CSLC and own the general partner of CSLC, and consequently have an indirect interest in the debt assumption and repayment of CSLC's debt through net proceeds of the Offering. In addition, in connection with the sale of the Acquired Assets, CSLC paid an affiliate of Messrs. Beck and Stroud a brokerage fee of approximately $4.6 million.

         LBHI Loan

         On June 30, 1997, CSLC entered into a mortgage loan agreement with an affiliate of Lehman Brothers, LBHI, pursuant to which LBHI agreed to make a mortgage loan of $77.0 million to CSLC secured by four senior living communities owned by CSLC and CSLC's investment in HCP and NHP. The loan agreement would have matured on December 31, 1997. On October 30, 1997, approximately $70.8 million was outstanding under this loan agreement (excluding borrowings for construction in progress) of which $5.5 million was used to repay outstanding amounts under CSLC's prior credit facility, and the balance was used to purchase U.S. Treasury securities. The U.S. Treasury securities were sold under a repurchase agreement with a term equal to their maturity. At consummation of the Offering, and as part of the Formation Transactions, the Acquired Assets of CSLC were acquired by the Company through assumption of the LBHI Loan, the repurchase agreement was canceled and the LBHI loan was reduced by the Company with net proceeds of the Offering. The U.S. Treasury securities reverted to CSLC. Through their ownership interests in CSLC, Messrs. Beck and Stroud indirectly derived financial benefits from CSLC's sale of the Acquired Assets to the Company and the reversion of the U.S. Treasury securities to CSLC.

         Other

         During the years ended December 31, 1997 and 1996, the Company was advanced $500,000 and $400,000, respectively, by Messrs. Beck and Stroud. Such funds were advanced pursuant to separate demand notes bearing interest at 10% per annum. Prior to the Offering, $900,000 remained outstanding under such notes. In addition, prior to the Offering, the Company owed $266,481 to an affiliate of Messrs. Beck and Stroud pursuant to a promissory note, dated February 1, 1995 in the original principal amount of $467,164, bearing interest at 10% per annum and payable in seven annual installments of $65,091 on December 31, plus accrued interest. This indebtedness was repaid by the Company upon completion of the Offering.

         Jeffrey L. Beck is the chairman of the board and principal stockholder of a bank where the majority of the Company's and CSLC, HCP and NHP's operating cash accounts are maintained.

POLICY OF THE BOARD OF DIRECTORS

         The Company has implemented a policy requiring any material transaction (or series of related transactions) between the Company and related parties to be approved by a majority of the directors (all of the directors in the case of any such transaction between the Company and Tri-Point) who have no beneficial or economic interest in such related party, upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from third parties. There can be no assurance that these policies will always be successful in eliminating the influence of conflicts of interest.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which became effective May 1, 1991, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Stockholders were timely met, with the exception that Mr. Moore was late with respect to the filing of one Form 4 related to the purchase of Common Stock of the Company. This omission has been corrected with a subsequent Form 5 filing.

          PROPOSAL TO AMEND THE CAPITAL SENIOR LIVING CORPORATION 1997
                              STOCK INCENTIVE PLAN
                                  (PROPOSAL 2)

GENERAL

         In 1997, the Company adopted the Capital Senior Living Corporation 1997 Omnibus Stock and Incentive Plan (the "1997 Stock Incentive Plan" or the "Plan"). The purpose of the Plan was and is to enable the Company to be able to continue to obtain and retain the services of the types of employees, officers and directors who will contribute to the Company's long range success and to provide incentives that are linked directly to increases in share value that will inure to the benefit of all stockholders of the Company.

         On March 31, 1999, the last sale price of the Common Stock of the Company on the New York Stock Exchange (the "NYSE") was $7 1/16 per share.

AMENDMENT

         In April 1999, the Board of Directors of the Company determined it to be in the best interest of the Company to adopt an amendment (the "Plan Amendment") to the Plan to increase the number of shares of Common Stock issuable thereunder from 1,565,000 to 2,000,000. The purpose of the Plan Amendment is to enable the Company to be able to continue to obtain and retain the services of the types of employees, officers and directors who will contribute to the Company's long range success and to provide incentives that are linked directly to increases in share value that will inure to the benefit of all stockholders of the Company.

         The Company will register the shares (the "Shares") issuable pursuant to the Plan under the 1933 Act. The Shares issued upon exercise of options after the effective date of such registration could immediately be sold in the open market subject, in the case of affiliates (as defined in Rule 144 under the 1933 Act), to compliance with the provisions of Rule 144 other than the holding period requirement.

         Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon is necessary in order to approve the adoption of the Plan Amendment. Proxies will be voted for or against such approval in accordance with the specifications marked thereon and, if no specification is made, will be voted in favor of such approval.

DESCRIPTION OF THE PLAN PRIOR TO THE PLAN AMENDMENT

         Under the Plan, the Compensation Committee has the authority to grant to key employees and consultants of the Company the following types of awards:
(i) stock options in the form of incentive stock options ("ISOs") or non-qualified stock options, or both; (ii) stock appreciation rights; (iii) restricted stock; and/or (iv) other stock-based awards. Pursuant to the Plan, without taking into consideration the Plan Amendment, the maximum number of shares of Common Stock which may be issued is 1,565,000 shares, plus shares which are reacquired pursuant to the share repurchase plan. Under the share repurchase plan, which is expressly set forth in the Plan, shares may be repurchased by the Company in the open market with the cash proceeds received by the Company with respect to options exercised and shares (restricted) sold under the Plan, up to a maximum of 50% of the total shares authorized for grant under the Plan (determined by taking into account any increase based on new issuance of shares, but without regard to the share repurchase plan). The shares issued with respect to the Plan may include authorized and unissued shares or treasury shares. The maximum number of shares for which ISOs may be granted is 1,565,000. The maximum number of shares of Common Stock for which awards may be made under the Plan to an officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), is 100,000 during any single year. Any shares as to which an option or other award expires, lapses unexpired, or is forfeited, terminated, or canceled may become subject to a new option or other award. The Plan will terminate on, and no award may be granted later than, the tenth anniversary of the date of adoption of the Plan, but the exercise date of awards granted prior to such tenth anniversary may extend beyond that date.

         ISOs and non-qualified stock options may be granted to employees for such number of shares as the Board of Directors or Compensation Committee may determine and may be granted alone, in conjunction with, or in tandem with other awards under the Plan or cash awards outside the Plan. A stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee will determine, but the term will be no more than ten years after the date of grant (five years in the case of ISOs for certain 10% stockholders). The option price for an ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Common Stock as of the date of grant. ISOs granted under the Plan may not be transferred or assigned other than by will or by the laws of descent and distribution. Non-qualified stock options, restricted stock awards and stock appreciation rights may not be transferred or assigned without the prior written consent of the Compensation Committee, other than (i) transfer by the optionee to a member of his or her immediate family or a trust for the benefit of the optionee or a member of his or her immediate family, or (ii) transfers by will or by the laws of descent and distribution.

         Stock appreciation rights may be granted under the Plan alone, or in conjunction with all or part of a stock option. If issued in conjunction with a stock option, it will be exercisable only when the underlying stock option is exercisable and once a stock appreciation right has been exercised, the related portion of the stock option underlying the stock appreciation right will terminate. Upon the exercise of a stock appreciation right, the Company will pay to the employee or consultant in cash, Common Stock, or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the option price, multiplied by the number of stock appreciation rights being exercised.

         Restricted stock awards may be granted alone, in addition to, or in tandem with, other awards under the Plan or cash awards made outside the Plan. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Compensation Committee will determine the periods during which the restricted stock is subject to forfeiture. During the restriction period, the employee or consultant may not sell, transfer, pledge or assign the restricted stock, but will be entitled to vote the restricted stock and to receive, at the election of the Compensation Committee, cash or deferred dividends.

         The Compensation Committee also may grant other types of awards such as performance shares, convertible preferred stock, convertible debentures or other exchangeable securities that are valued, as a whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to or in tandem with stock options, stock appreciation rights, restricted stock or cash awards outside of the Plan. Awards will be made upon such terms and conditions as the Compensation Committee may determine.

         If there is a change in control or a potential change in control of the Company (as defined in the Plan), unless otherwise determined by the Compensation Committee in its sole discretion, stock appreciation rights and limited stock appreciation rights, and any stock options which are not then exercisable, will become fully exercisable and vested and the restrictions and deferral limitations applicable to restricted stock and other stock-based awards may lapse and such shares and awards will be deemed fully vested. Stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and other stock-based awards, will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price (as defined in the Plan and as described below). The change in control price will be the highest price per share paid in any transaction reported on the NYSE or paid or offered to be paid in any bona fide transaction relating to a change in control or potential change in control at any time during the immediately preceding 60-day period, as determined by the Compensation Committee.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE "FOR" THE PLAN AMENDMENT


                         PROPOSAL TO AMEND THE COMPANY'S
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                    TO INCREASE THE MAXIMUM SIZE OF THE BOARD
                                  (PROPOSAL 3)

         In April 1999, the Board of Directors of the Company determined that it was in the best interest of the Company to adopt an amendment (the "Certificate Amendment") to the Company's Amended and Restated Certificate of Incorporation (the "Certificate") so as to increase the maximum size of the Board of Directors from nine (9) to fifteen (15). The Certificate Amendment will not, in and of itself, increase the size of the Board of Directors, but will allow the maximum number of directors to be elected at another time to increase to fifteen. The full text of paragraph A of the FIFTH Article of the Certificate, as amended by the Certificate Amendment, reads as follows:

         "The number of directors of the Corporation (exclusive of directors, if any, entitled to be elected by the holders of one or more series of the Preferred Stock of the Corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than two-thirds of the members of the Board of Directors then in office, though less than a quorum, but in no event shall be less than three nor more than fifteen."

         As previously referenced, the Company on February 7, 1999 entered into a separate Agreement and Plan of Merger with each of ILM Senior Living, Inc. and ILM II Senior Living, Inc., pursuant to which the ILM entities would merge with and into a subsidiary of the Company. Pursuant to these Agreements and Plans of Merger, the Company is obligated to increase the size of the Company's Board of Directors by at least three directors. The Certificate Amendment will satisfy this obligation under the ILM agreements. Additionally, the Certificate Amendment will allow the Board of Directors greater flexibility to expand the Company's Board of Directors by adding additional highly-qualified directors, including independent directors. In connection with the ILM agreements, Messrs. Beck and Stroud have entered into voting agreements where they have agreed to vote all of their shares in favor of the Certificate Amendment. Messrs. Beck and Stroud own, collectively, 45.2% of the issued and outstanding common stock of the Company.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     A VOTE "FOR" THE CERTIFICATE AMENDMENT


                        PROPOSAL TO RATIFY APPOINTMENT OF
                              INDEPENDENT AUDITORS
                                  (PROPOSAL 4)

         The Board of Directors has appointed Ernst & Young LLP, independent auditors, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending December 31, 1999. Ernst & Young LLP served as the Company's independent auditors for the fiscal years ended December 31, 1998 and 1997, respectively, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         The Board of Directors has the responsibility for the selection of the Company's independent auditors. Although shareholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the stockholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, stockholders' opinions would be taken into consideration.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        A VOTE "FOR" THE RATIFICATION OF
                    ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
                    OF THE COMPANY FOR THE 1999 FISCAL YEAR.

                          -----------------------------


                                 OTHER BUSINESS
                                  (PROPOSAL 5)

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the person named in the accompanying proxy will vote the proxy as in his discretion he may deem appropriate, unless directed by the proxy to do otherwise.

                                     GENERAL

         The cost of any solicitation of proxies by mail will be borne by the Company. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of Common Stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. The cost of such solicitation will be borne by the Company.

         The information contained in this Proxy Statement in the sections entitled "Election of Directors --Compensation Committee Report on Executive Compensation" and "Common Stock Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                    DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Stockholder proposals to be included in the proxy statement for the next Annual Meeting must be received by the Company at its principal executive offices on or before November 30, 1999 for inclusion in the Company's Proxy Statement relating to that meeting.


                                BY ORDER OF THE BOARD OF DIRECTORS



                                Lawrence A. Cohen
                                Vice Chairman and acting Chief Executive Officer

April 20, 1999
Dallas, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                        CAPITAL SENIOR LIVING CORPORATION
                         14160 Dallas Parkway, Suite 300
                               Dallas, Texas 75240

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints James A. Stroud and Lawrence A. Cohen and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all of the shares of the common stock of Capital Senior Living Corporation (the "Company"), held of record by the undersigned on March 25, 1999, at the Annual Meeting of Stockholders of the Company to be held on May 20, 1999, and any adjournment(s) thereof.

                    (To Be Dated And Signed On Reverse Side)


                             oFOLD AND DETACH HEREo

                                                           Please mark
                                                           your votes as
                                                           indicated in   [X]
                                                           this example


1. Proposal to elect as directors of the Company the following persons to hold office until the Annual Meeting of Stockholders to be held in 2002 or until their successors have been duly elected and have qualified.

         [  ]             FOR all nominees listed
                          (except as marked to the contrary)

         [  ]             WITHHOLD AUTHORITY to vote for all nominees listed

         [  ]              Lawrence A. Cohen
                           J. Frank Miller, III

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

                  Withhold:
                           ----------------------------------------------------

2. To approve the amendment to the Capital Senior Living Corporation 1997 Omnibus Stock and Incentive Plan to increase the number of shares issuable thereunder from 1,565,000 to 2,000,000.

                     [  ]   FOR     [  ]   AGAINST  [  ]   ABSTAIN

3. To amend the Company's Amended and Restated Certificate of Incorporation to increase the maximum size of the Company's Board of Directors from nine (9) to fifteen (15).

                     [  ]   FOR     [  ]   AGAINST  [  ]   ABSTAIN

4. To ratify the Board of Directors' appointment of Ernst & Young LLP, independent accountants, as the Company's independent auditors for the year ending December 31, 1999.

                     [  ]   FOR     [  ]   AGAINST  [  ]   ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                     [  ]   FOR     [  ]   AGAINST  [  ]   ABSTAIN


                                               Dated:                  , 1999
--------------------------------------------         ------------------
Signature

                                               Dated:                  , 1999
--------------------------------------------         ------------------
Signature


Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                             oFOLD AND DETACH HEREo